Exhibit 99.1

Mueller Water Products, Inc.

Third Quarter 2010

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning everyone. Thank you for joining us today as we discuss Mueller Water Products’ results for the 2010 third quarter. Yesterday afternoon, we issued our press release reporting results of operations for the quarter ended June 30, 2010. A copy of it is available on our Web site.

Mueller Water Products had approximately 154.6 million shares outstanding at June 30, 2010.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

We reference certain non-GAAP financial measures in our press release and on this call, including internal measurements we use to show the differences from prior periods. These non-GAAP measures derive from GAAP financial measures and are provided because they are used by the financial community. We believe these measures will assist in assessing the Company’s underlying performance for the periods being reported. These non-GAAP measures have limitations, and reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release. This morning, we will refer to adjusted net loss or adjusted net loss per share, adjusted income (loss) from operations and adjusted EBITDA, all of which exclude impairment, restructuring, debt extinguishment-related charges and tax on the repatriation of Canadian earnings. We will also refer to net debt and free cash flow.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks in future tense or containing words such as “expect,” “believe,” “anticipate,” “indicate” and “project” or similar words constitute forward- looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2009 for a discussion of these risks.

During this call, all references to a specific year or quarter refer to our fiscal year unless specified otherwise.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available for at least 90 days after the presentation in the Investor Relations section of our Web site, muellerwaterproducts.com.

The slides related to this morning’s call are available to help illustrate the quarter’s results. In addition, we will file a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie and good morning everyone.

We appreciate you joining us today as we discuss our results for the third quarter of 2010. I’ll begin with a brief overview of the quarter. Evan will then provide a detailed financial report and cover key drivers affecting our business. I will then follow with our outlook for the fourth quarter and the actions we continue to take to strengthen our position in the marketplace. We will then open up the call for your questions.

Our third-quarter results were about as we expected. Net sales, excluding divested operations, increased 13.1% from the prior-year period primarily driven by volume increases at Mueller Co. and U.S. Pipe. During the third quarter we began to see the benefits of the January price increases on valves and hydrants at Mueller Co. As we have continued to see raw material costs escalate we announced another 7% price increase on valves and hydrants effective July 1.

At U.S. Pipe, although average prices on shipments were down on a year-over-year basis, they were up sequentially. We also achieved a higher price-per-ton on ductile iron pipe orders sequentially.

We saw significant year-over-year improvement in operating margins as we benefited from greater operating leverage which was driven by higher volumes, manufacturing and other cost savings, and increased capacity utilization primarily at Mueller Co. and U.S. Pipe. We continue to see signs of stabilization in most of Anvil’s end markets. I will discuss this in further detail later in the call.

As we look ahead, we believe that our distributors and our end customers are approaching the fourth quarter with caution given the uncertain economic climate. In addition, we believe our distributors are continuing to manage their inventories very conservatively and maintaining lower inventory levels.

Again, during the quarter we saw significantly improved margins in our water infrastructure businesses as we benefited from increased volumes and lower year-over-year manufacturing costs.

I will now turn the call over to Evan who will provide more details on the third quarter financial results.

Evan Hart – Financial Summary

Good morning everyone. I’ll first review the consolidated results and then discuss segment performance.

Consolidated net sales of $375.9 million for the 2010 third quarter increased $12.7 million year-over-year from $363.2 million for the 2009 third quarter. Net sales increased due to $43.1 million of higher shipment volumes and $4.3 million of favorable Canadian currency exchange rates. These items were partially offset by the divestitures earlier this year of two Anvil businesses, which had net sales of $30.8 million in the 2009 third quarter, and $3.9 million of lower pricing primarily at U.S. Pipe. Excluding the two divestitures, net sales increased $43.5 million in the third quarter versus the prior year. On a sequential basis, net sales increased $74.1 million in the third quarter compared to $41.0 million on a sequential basis in the third quarter of 2009.

Gross profit of $70.6 million in the 2010 third quarter increased $12.8 million from $57.8 million in the 2009 third quarter. Gross profit as a percent of net sales was 18.8% compared to 15.9% in the prior year period. Gross profit increased due to $12.1 million of manufacturing and other cost savings, $9.0 million of higher shipment volumes and $8.3 million of lower per-unit overhead costs on products sold. These items were partially offset by $6.6 million of higher raw material costs and $3.9 million of lower sales pricing.

Adjusted income from operations for the 2010 third quarter of $13.4 million increased $18.0 million from an adjusted loss from operations of $4.6 million for the 2009 third quarter. Results were positively impacted by $12.1 million of manufacturing and other cost savings, $9.0 million of higher shipment volumes and $8.3 million of lower per-unit overhead costs on products sold. The quarter’s results were negatively impacted by $6.6 million of higher raw material costs and $3.9 million of lower sales pricing.

Selling, general and administrative expenses of $57.2 million in the 2010 third quarter compare with $62.4 million in the 2009 third quarter. This decline resulted primarily from SG&A associated with the divestiture of one of Anvil’s businesses, as well as $3.9 million of bad debt expense in the third quarter of 2009 for a specific customer, partially offset by slightly higher SG&A expenses at Mueller Co. and corporate.

Adjusted income from operations as a percent of net sales was 3.6% and adjusted EBITDA as a percent of net sales was 9.2% for the 2010 third quarter compared to (1.3)% and 4.7%, respectively.

Net interest expense of $15.8 million for the 2010 third quarter decreased $1.4 million from $17.2 million for the 2009 third quarter primarily due to lower debt levels during the 2010 third quarter partially offset by higher interest rates.

Income taxes for the 2010 third quarter included a one-time $2.2 million expense related to the repatriation of earnings from Canada. After the divestiture of a Canadian business earlier this year, we determined that the Canadian operations no longer needed approximately $21 million of cash which we repatriated during the third quarter. Excluding this one-time expense, income taxes for the 2010 third quarter would have been a benefit of $1.7 million.

Adjusted net loss per share of $0.01 for the 2010 third quarter improved from the adjusted net loss per share of $0.13 for the 2009 third quarter. As a reminder, there were 154.5 million average shares outstanding for the 2010 third quarter compared to 116.0 million average shares outstanding for the 2009 third quarter.

I’ll now move on to segment performance.

Net sales for Mueller Co. of $174.6 million for the 2010 third quarter increased 12.9%, or $20.0 million, from $154.6 million for the 2009 third quarter due to $15.2 million of higher shipment volumes, $4.1 million of favorable Canadian currency exchange rates as well as higher pricing. For the 2010 third quarter, unit shipment volumes of iron gate valves, hydrants, and brass service products increased 19%, 9%, and 27%, respectively on a year-over-year basis.

Income from operations of $28.8 million and adjusted EBITDA of $41.1 million for the 2010 third quarter compare to adjusted income from operations of $13.6 million and adjusted EBITDA of $26.3 million for the 2009 third quarter. Income from operations increased $15.2 million due to $7.2 million of lower per-unit overhead costs on products sold, $5.5 million of higher shipment volumes and $4.8 million of manufacturing and other cost savings. These items were partially offset by $1.1 million of higher selling, general and administrative expenses primarily associated with growth investments in Mueller Systems. As we discussed last quarter, Mueller Systems is our meter and meter technology business that offers utilities advanced automated metering infrastructure systems.

Year-over-year adjusted income from operations as a percent of net sales at Mueller Co. improved to 16.5% from 8.8% and adjusted EBITDA as a percent of net sales improved to 23.5% from 17.0%.

Net sales for U.S. Pipe of $120.2 million for the 2010 third quarter increased 24.3%, or $23.5 million, from $96.7 million for the 2009 third quarter. This increase was driven by $27.5 million of higher shipment volumes partially offset by $4.0 million of lower sales pricing. Included in this shipment volume was $12.4 million of pipe revenue that we sourced and provided for a project outside the United States. Tonnage shipped of ductile iron pipe for the 2010 third quarter increased 16% on a year-over-year basis and was up 21% sequentially. Pricing for ductile iron pipe declined 5% on a year-over-year basis but was up 6% sequentially.

Adjusted loss from operations of $10.4 million and an adjusted EBITDA loss of $5.8 million for the 2010 third quarter compare to adjusted loss from operations of $16.8 million and an adjusted EBITDA loss of $12.5 million for the 2009 third quarter. The 2010 third quarter results were positively impacted by $5.8 million of manufacturing and other cost savings, $4.4 million of higher shipment volumes, $4.1 million of lower per-unit overhead costs on products sold and $3.1 million of lower selling, general and administrative expenses due to bad debt expense of $3.0 million in the prior year for a specific customer. These items were partially offset by $6.4 million of higher raw material costs and $4.0 million of lower sales pricing.

We closed our North Birmingham facility in April. Our projected savings of $20 - $25 million on an annualized basis remain on track,

with net savings of $4 - $6 million expected in the fourth quarter of 2010.

During the third quarter, we recorded $900,000 in restructuring charges and have recorded $11.6 million through June 30, 2010. We expect to record additional restructuring charges for the closure of North Birmingham of approximately $3 - $4 million in the fourth quarter.

Net sales for Anvil of $81.1 million for the 2010 third quarter declined $30.8 million from $111.9 million for the 2009 third quarter, which included $30.8 million of 2009 sales associated with two businesses that were divested earlier this year. Net sales at Anvil were flat year-over-year excluding net sales associated with these divestitures. The decline in the non-residential market appears to have slowed, and we believe it may be nearing the bottom. We believe we have at least maintained our market share with most of our products.

Income from operations of $4.5 million and adjusted EBITDA of $8.4 million for the 2010 third quarter compare to adjusted income from operations of $6.7 million and adjusted EBITDA of $11.1 million for the 2009 third quarter. Adjusted income from operations decreased $3.0 million from higher per-unit overhead costs on products sold primarily due to lower production and $900,000 from lower shipment volumes. These decreases were partially offset by $1.5 million of manufacturing and other cost savings.

Reduced production during the first half of 2010 in response to the ongoing downturn in non-residential construction contributed to Anvil’s higher per-unit overhead costs on products sold in the third quarter compared to the prior-year period.

Free cash flow, which is cash from operating activities less capital expenditures, was a negative $15.4 million for the 2010 third quarter driven primarily by general timing of shipments and disbursements. We expect positive free cash flow for the fourth quarter and full year. Year-to-date, free cash flow was $14.3 million. Inventory turns at June 30, 2010 were at their best level in the last several years. Inventory turns improved approximately one turn over the prior-year period.

Total debt at June 30, 2010 of $692.7 million was comprised of $52.8 million of Term A debt and $218.1 million of Term B debt, both bearing interest of LIBOR + 500 basis points, $420.0 million of senior subordinated notes at a fixed rate of 7 3/8% and $1.8 million of other.

We reduced total debt by $2.2 million from March 31, 2010 and by $268.5 million from June 30, 2009.

Our scheduled principal repayments are $2.5 million due over the remainder of 2010, and $10 million due in 2011. Our first significant scheduled debt repayments totaling $47 million occur in 2012 when our Term A debt matures. We expect to remain in compliance with our covenants for the next four quarters.

At June 30, 2010, our trailing 12 month EBITDA as defined under our credit agreement was $110.5 million.

I’ll now turn the call back to Greg.

Greg Hyland - Final Remarks

Thanks, Evan.

Evan has provided details of our third quarter financial performance and an analysis of our results. I will now highlight some current trends, our outlook for the fourth quarter and the key drivers we are experiencing.

As a brief recap of our third quarter, it was the second consecutive quarter of year-over-year net sales and volume growth (excluding divested operations). The previous six quarters had shown year-over-year declines. As Evan mentioned, shipment volume was up $43.1 million over the 2009 third quarter.

We continue to see some positive developments. I’ll begin with pricing. We have implemented price increases in all three of our businesses, and we expect to see even better pricing trends as we move into the fourth quarter. I’ll discuss pricing in greater detail with each business unit. We also expect to continue to benefit from cost savings, particularly at U.S. Pipe as we experience further savings from the closure of our North Birmingham facility.

Now let’s turn to our outlook for Mueller Co. for the fourth quarter…

Through three quarters, unit orders for valves, hydrants and brass services products – Mueller Co.’s core products – were up approximately 25% year-over-year. Shipments were up about 20%. As a result of our July 1 price increase, we believe we saw a significant pull forward of distributor orders late in the third quarter. Therefore, we expect to see a drop off in bookings in the fourth quarter due to this pull forward of orders, as well as our belief that our distributors and end customers are becoming more cautious given the uncertainties in the economy.

Although we expect modest year-over-year growth in our core product shipments in the fourth quarter, it is likely to be much less than we have seen through the first nine months of the year. Finally, we believe we have received most of the orders that will be funded by the Stimulus program, and these orders have either been shipped in the third quarter or will be shipped out of backlog in the fourth quarter.

With regard to residential construction, it appears that although we believe the U.S. housing market has reached bottom, it has yet to display indicators that we are in the early stages of a sustainable housing recovery. Given our current minimal sales to the residential construction market, we don’t believe we have seen any deterioration in our sales to this end market. We don’t expect to benefit materially for at least 12-18 months after a sustainable housing recovery begins.

During the quarter we began to realize some of the benefits from the 7% price increase for valves and hydrants which became effective in late January and the 4% price increase on brass service products which became effective in late April. We expect to further realize the benefits of these price increases in the fourth quarter. We announced an additional 7% price increase on valves and hydrants effective July 1. As we just discussed, we do believe we saw some pull forward of orders during June, as distributors protected existing and expected orders. Therefore, we do not expect to realize benefits from this price increase until late in the fourth quarter. This July price increase was necessary to cover higher raw material costs that we have experienced over the last several quarters. Therefore, given the timing of our price increase in relation to the higher raw material costs we have been experiencing, we expect that we will be negatively impacted by higher raw material costs in the fourth quarter.

Capacity utilization at Mueller Co. has increased year-over-year over the last three quarters. In the third quarter, for example, production hours at Mueller Co.’s manufacturing facilities increased about 20% year-over-year. With this increased capacity utilization in the third quarter, we expect to realize lower per-unit overhead costs on products sold in the fourth quarter.

Although our expected incremental investment in Mueller Systems in the fourth quarter of about $1.5 million will negatively impact our year-over-year performance at Mueller Co., we are optimistic about the future opportunities for this business. For example, we announced last week that Asheville, North Carolina has selected Mueller Systems to improve the efficiency and service of its water operations. With 52,000 meters to be installed over three years, this is the single largest meter order in our history.

Mueller Systems also recently announced a new product for its AMI system, Mi.Hydrant, which enhances the functionality of a fire hydrant by transforming it into an active part of an AMI network by placing a transceiver into the actual hydrant. Mi.Hydrant reduces communication costs by using existing water infrastructure components to transmit data rather than having to contract with third parties. We expect this product to be available this fall.

In summary for Mueller Co. in the fourth quarter, we expect to see modest revenue growth due to moderately higher volumes and the benefits from the price increases. However, we believe operating income for the fourth quarter will be slightly less than the prior year as the benefits from revenue growth and lower per-unit overhead costs will be more than offset by higher raw material costs and incremental investments in Mueller Systems.

Turning now to U.S. Pipe…

Shipment volumes of ductile iron pipe increased 16% in the third quarter over the prior year period. Capacity utilization increased both sequentially and year-over-year. We realized manufacturing cost savings of $5.8 million, including the initial benefits of closing our North Birmingham manufacturing facility, which was completed during the third quarter. The closure of this facility has eliminated a portion of fixed overhead costs and we have increased production in our most efficient facility, both of which are contributing to cost savings.

A positive factor for U.S. Pipe during the third quarter was a 6% increase in the average price-per-ton in shipments on a sequential basis. While average quarterly prices were down 5% year-over-year, pipe prices increased every month during the quarter and the average price per ton shipped in June 2010 was 6% higher than in June 2009. The average monthly shipment price for ductile iron pipe has increased sequentially every month since February. The average price per ton on ductile iron pipe orders in July was up again sequentially and year-over-year. As we look to the fourth quarter, we believe this will be the first quarter in 2010 we will experience higher year-over-year pricing. However, we do not expect it to offset higher raw material costs.

We also had a large overseas pipe sale in the third quarter which was produced to our specifications by an off-shore manufacturer. This order increased revenue and was profitable, but it had much lower incremental margin because we did not manufacture the pipe.

Now let’s turn to the outlook for the fourth quarter.

We entered the fourth quarter with a tonnage backlog at U.S. Pipe that was comparable to the previous year.

We expect our capacity utilization in the fourth quarter will be comparable to the third quarter.

As I mentioned, the average price per ton of ductile iron pipe shipped in the 2010 third quarter was 5% below a year ago. However, the average price-per-ton on orders booked improved throughout the quarter. The average price on tons booked in June and July was 7% higher than a year earlier.

These price improvements are necessary to address the impact of rising raw material costs.

In April 2010, we saw the highest purchase price for scrap steel since August 2008, which impacted our third quarter. Although we have seen purchase costs decline on a monthly basis since April, on a year-over-year basis we expect raw materials to have a greater negative impact in the fourth quarter than they did in the third quarter.

We expect to benefit from higher pricing in the fourth quarter, which should be the first quarter in fiscal 2010 with higher year-over-year pricing. We continue to focus on improving the multiple between pricing and raw material and energy input costs on ductile iron pipe which for the last several quarters has been well below historical spreads. Although we expect to continue to lessen the negative impact of higher raw material costs with higher pricing, we don’t expect to cover year-over-year higher raw material cost increases with higher prices in the fourth quarter.

Among the positives we saw in the third quarter were: an increase in tons shipped, higher capacity utilization rates, the closure of our

North Birmingham facility (which allows us to increase production in our most efficient facility) and higher monthly pipe prices on tons booked.

We believe that we will have operating inefficiencies of between $3 and $4 million associated with the North Birmingham closure that will flow through the P&L in the fourth quarter. However, we expect that this will be the last quarter that we experience those inefficiencies associated with this closure.

In summary, we expect shipment volume to be flat year-over-year with some benefit from sales price increases. We expect U.S. Pipe to post an operating loss in the fourth quarter comparable to the prior-year period as the benefits from closing North Birmingham and higher sales pricing are expected to be offset by higher raw material costs and the inefficiencies I just discussed.

Now turning to Anvil…

Excluding the two divested businesses, Anvil’s revenues and volume were essentially flat in the third quarter. We believe we have at least maintained our market share across Anvil’s primary products.

In 2009, we began to see the fall off in non-residential construction markets and aggressively cut back production. While most of our markets are flat, we increased production in the second and third quarters of this year, which should result in slightly lower per-unit overhead costs in our fourth quarter.

Anvil is also seeing increasing raw material costs but has implemented price increases totaling between 4% and 17% on a majority of its products throughout the year. Given the timing of our price increases, we expect to see some of the benefits of higher pricing in the fourth quarter and to at least cover any greater raw material costs.

We also expect to see year-over-year benefits from the cost reduction actions previously implemented.

As we look to the fourth quarter, we believe our net sales and income from operations for Anvil will remain roughly comparable sequentially. As a reminder, Anvil’s businesses have limited seasonality.

Other key variables for 2010 are: corporate spending is estimated to be between $33 and $35 million; and net interest expense is estimated to be within the range of $63 to $64 million. Our effective income tax rate is expected to be between 37% and 38%, excluding the tax expense associated with the repatriation of Canadian earnings. Capital expenditures are expected to be between $37 and $39 million. We expect to generate positive free cash flow for the fourth quarter and the full year.

As we have discussed, water infrastructure volume has increased the last two quarters on a year-over-year basis. However, we believe that our distributors and municipal customers are approaching near-term spending decisions with caution given the conflicting reports on the state and timing of an economic recovery. And we also believe that we have essentially received most of the orders for our water infrastructure products that are associated with projects funded by the Stimulus program.

We have taken a number of actions over the last several years to manage our controllable expenses, such as closing several manufacturing facilities, including our most recent closure of our North Birmingham pipe manufacturing facility, as well as implementation of a number of LEAN initiatives. We believe we are well positioned to realize the benefits of positive operating leverage as our production volumes and shipments increase.

As a reminder, the prepared remarks from this morning’s call are being filed on Form 8-K. With that, I’ll open it up for questions.

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